SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2003

PCB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	33-4984	62-1641671

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Sunset Drive Johnson City, Tennessee	37604

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 915-2232

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Ex-2.1 Agreement and Plan of Merger
Ex-99.1 Press Release

Item 5. Other Events and Regulation FD Disclosure.

On December 31, 2003, a definitive Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and between First Community Bancshares, Inc., a Nevada corporation (“First Community”) and PCB Bancorp, Inc., a Tennessee corporation (“PCB”). Pursuant to the Merger Agreement, a wholly owned subsidiary of First Community will be merged with and into PCB with PCB continuing as the surviving corporation (the “Merger”). Simultaneously with or as soon as practicable after the Merger, PCB, as the surviving corporation, will be merged with and into First Community. In the Merger, each outstanding share of PCB common stock shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $40.00, without interest, and each fractional share of outstanding PCB common stock shall become and be converted into the right to receive an amount in cash, without interest, determined by multiplying the fractional share by $40.00, rounded to the nearest whole cent. In the Merger, each outstanding option to purchase PCB common stock will be converted into the right to receive a cash amount equal to the difference between $40.00 and the exercise price of the option.

The closing of the Merger is subject to customary conditions, including the receipt of government, regulatory and shareholder approvals. The closing is expected to occur by the end of the first quarter of 2004.

The terms and conditions of the Merger are more fully described in the Merger Agreement, a copy of which is attached as Exhibit 2.1 and is incorporated herein by reference. Included as an exhibit to the Merger Agreement is a form of Shareholder Agreement entered into by First Community and each of PCB’s directors. Also provided as Exhibit 99.1 is a copy of a press release issued December 31, 2003.

Item 7. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

2.1	Agreement and Plan of Merger between First Community Bancshares, Inc. and PCB Bancorp, Inc., dated as of December 31, 2003 (Pursuant to Item 601(b)(2) of Regulation S-B, the schedules to this agreement are omitted, but will be provided supplementally to the Commission upon request).

99.1	Press Release issued by First Community Bancshares, Inc., dated December 31, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCB BANCORP, INC.

Date: December 31, 2003	By:	/s/ Phillip R. Carriger Phillip R. Carriger Chief Executive Officer

EXHIBIT INDEX

No.	Exhibit

2.1	Agreement and Plan of Merger between First Community Bancshares, Inc. and PCB Bancorp, Inc., dated as of December 31, 2003 (Pursuant to Item 601(b)(2) of Regulation S-B, the schedules to this agreement are omitted, but will be provided supplementally to the Commission upon request).

99.1	Press Release issued by First Community Bancshares, Inc., dated December 31, 2003.